CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "Financial High-lights", "Independent Auditors" and "Financial Statements" in each Prospectus and "Independent Auditors" in each Statement of Additional Information included in Post-Effective Amendment No. 32 to the Registration Statement (Form N-1A, No. 33-23512) of The GCG Trust dated May 1, 1997.

We also consent to the incorporation by reference, in the aforementioned Regis-tration Statement, of our report dated February 13, 1997 for The GCG Trust, except for the Fund For Life Series of The GCG Trust, to which our report is dated February 21, 1997, included in the 1996 Annual Report for The GCG Trust and in the 1996 Annual Financial Statements for the Fund For Life Series of The GCG Trust, respectively.


                                              /s/ERNST & YOUNG LLP

Boston, Massachusetts
April 28, 1997